Exhibit 24

POWER OF ATTORNEY

     The undersigned, a director and/or officer of Macy’s, Inc., a Delaware corporation (the “Company”), hereby constitutes and appoints each of Elisa D. Garcia and Steven R. Watts my true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, to do any and all acts and things in my name and behalf in my capacities as director and/or officer of the Company and to execute any and all instruments for me and in my name in the capacities indicated above, which said attorneys-in-fact and agents may deem necessary or advisable to enable the Company to comply with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any rules, regulations, and requirements of the Securities and Exchange Commission (the “Commission”), in connection with an Annual Report on Form 10-K for the year ended January 29, 2022 to be filed by the Company pursuant to Section 13 of the Exchange Act, including without limitation, power and authority to sign for me, in my name in the capacity or capacities referred to above, such Annual Report, and to file the same, with all exhibits thereto, and other documents, including amendments, in connection therewith, with the Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, or any one of them, shall do or cause to be done by virtue hereof.

Dated: March 25, 2022

/s/ Francis S. Blake	/s/ Torrence N. Boone	/s/ John A. Bryant
Francis S. Blake	Torrence N. Boone	John A. Bryant

/s/ Ashley Buchanan	/s/ Deirdre P. Connelly	/s/ Jeff Gennette
Ashley Buchanan	Deirdre P. Connelly	Jeff Gennette

/s/ Paul Griscom	/s/ Leslie D. Hale	/s/ William H. Lenehan
Paul Griscom	Leslie D. Hale	William H. Lenehan

/s/ Sara Levinson	/s/ Adrian V. Mitchell	/s/ Paul C. Varga
Sara Levinson	Adrian V. Mitchell	Paul C. Varga

/s/ Marna C. Whittington	/s/ Tracey Zhen
Marna C. Whittington	Tracey Zhen